Exhibit 12.1
Digital Realty Trust, Inc. and Subsidiaries
Statement of Computation of Ratios
(in thousands, except ratios)

	Year Ended December 31,
	2016	2015	2014	2013	2012
Income from continuing operations before noncontrolling interests	$431,852	$301,591	$203,415	$320,449	$216,047
Interest expense	236,480	201,435	191,085	189,399	157,108
Interest within rental expense (1)	27,879	8,208	5,393	7,687	3,410
Noncontrolling interests in consolidated joint ventures	(367)	(460)	(465)	(595)	444
Earnings available to cover fixed charges	$695,844	$510,774	$399,428	$516,940	$377,009
Fixed charges:
Interest expense	$236,480	$201,435	$191,085	$189,399	$157,108
Interest within rental expense (1)	27,879	8,208	5,393	7,687	3,410
Capitalized interest	16,324	12,851	20,373	26,277	21,456
Total fixed charges	280,683	222,494	216,851	223,363	181,974
Preferred stock dividends	83,771	79,423	67,465	42,905	38,672
Fixed charges and preferred stock dividends	$364,454	$301,917	$284,316	$266,268	$220,646
Ratio of earnings to fixed charges	2.48	2.30	1.84	2.31	2.07
Ratio of earnings to fixed charges and preferred stock dividends	1.91	1.69	1.40	1.94	1.71

(1)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).

Digital Realty Trust, L.P. and Subsidiaries
Statement of Computation of Ratios
(in thousands, except ratios)

	Year Ended December 31,
	2016	2015	2014	2013	2012
Income from continuing operations before noncontrolling interests	$431,852	$300,226	$203,415	$320,449	$216,047
Interest expense	236,480	202,800	191,085	189,399	157,108
Interest within rental expense (1)	27,879	8,208	5,393	7,687	3,410
Noncontrolling interests in consolidated joint ventures	(367)	(460)	(465)	(595)	444
Earnings available to cover fixed charges	$695,844	$510,774	$399,428	$516,940	$377,009
Fixed charges:
Interest expense	$236,480	$202,800	$191,085	$189,399	$157,108
Interest within rental expense (1)	27,879	8,208	5,393	7,687	3,410
Capitalized interest	16,324	12,851	20,373	26,277	21,456
Total fixed charges	280,683	223,859	216,851	223,363	181,974
Preferred unit distributions	83,771	79,423	67,465	42,905	38,672
Fixed charges and preferred unit distributions	$364,454	$303,282	$284,316	$266,268	$220,646
Ratio of earnings to fixed charges	2.48	2.28	1.84	2.31	2.07
Ratio of earnings to fixed charges and preferred unit distributions	1.91	1.68	1.40	1.94	1.71

(1)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).